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                                                                    Exhibit 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Employee Stock Purchase Plan and the 1992 Stock Option Plan of Aspect Development, Inc. of our report dated January 26, 1998 (except with respect to paragraph 3 of Note 4, as to which the date is August 15, 1998), with respect to the 1997 consolidated financial statements of Aspect Development, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                             /s/ Ernst & Young LLP


Palo Alto, California
September 8, 1999